FOCUSSHARES TRUST
EXPENSE LIMITATION AGREEMENT
     THIS AGREEMENT, dated as of November 16, 2007, is made and entered into by and between FocusShares Trust, a Delaware statutory trust (the “Trust”), on behalf of its series, FocusShares ISE Homebuilders Index Fund, FocusShares ISE SINdex Fund, FocusShares ISE-CCM Homeland Security Index Fund and FocusShares ISE-Revere Wal-Mart Supplier Index Fund and other of its existing series as may be agreed in the future (the “Fund” and collectively the “Funds”), and FocusShares LLC (the “Advisor”).
     WHEREAS, The Advisor has been appointed the investment adviser of the Fund pursuant to an Investment Advisory Agreement dated November 16, 2007, between the Trust, on behalf of each Fund, and the Advisor (the “Advisory Agreement”);
     WHEREAS, the Trust and the Advisor desire to enter into the arrangements described herein relating to certain expenses of the Fund;
     NOW, THEREFORE, the Trust and the Advisor hereby agree as follows:
     1. The Advisor hereby agrees, subject to Section 2 hereof, to reduce the fees payable to it under the Advisory Agreement (but not below zero) and make any additional payments to the extent necessary to limit the operating expenses (exclusive of brokerage costs, interest, taxes, dividends, litigation, indemnification, and extraordinary expenses as determined under generally accepted accounting principles) (“Operating Expenses”) and organization costs of the Funds for the period indicated on Schedule A hereto (a “Period”), to an annual rate (as a percentage of the Fund’s average daily net assets) as set forth on Schedule A hereto (“Expense Limit”).
     2. The Trust agrees to pay to the Advisor the amount of advisory fees that, but for Section 1 hereof, would have been payable by the Fund to the Advisor pursuant to the Advisory Agreement, and reimburse any additional payments remitted by the Advisor (the “Deferred Expenses”), subject to the limitations provided in this Section. Such repayment may be made monthly, but only if the Operating Expenses of that Fund, without regard to such repayment, are at an annualized rate (as a percentage of the average daily net assets of the Fund) less than the Expense Limit for the applicable period. Furthermore, the amount of Deferred Expenses paid by a Fund in any subsequent month shall be limited so that the sum of (a) the amount of such payment and (b) the other Operating Expenses of the Fund do not exceed such rate as may be agreed upon from time to time for payments made during the applicable Period.
     3. After the applicable Period, the Advisor may, by notice in writing to the Trust, terminate, in whole or in part, its obligation under Section 1 to reduce its fees with respect to a Fund in any period following the date specified in such notice (or change the percentage specified in Schedule A), but no such change shall affect the obligation (including the amount of the obligation) of a Fund to repay amounts of Deferred Expenses with respect to periods prior to the date specified in such notice.

     4. A copy of the Certificate of Trust establishing the Trust is on file with the Secretary of The State of Delaware, and notice is hereby given that this Agreement is executed by the Trust on behalf of the Funds by an officer of the Trust as an officer and not individually and that the obligations of or arising out of this Agreement are not binding upon any of the Trustees, officers or shareholders individually but are binding only upon the assets and property belonging to the Funds.
     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

FOCUSSHARES LLC a Delaware limited liability company		FOCUSSHARES TRUST a Delaware statutory trust

By:	/s/ Erik Liik	By:	Michael Voskian

	Erik Liik		Michael Voskian
	President and Chief Executive Officer		President

SCHEDULE A
TO FOCUSSHARES TRUST EXPENSE LIMITATION AGREEMENT
Through the period ending January 31, 2009 (the “applicable period”)

Expense
Fund Name	Limit
FocusShares ISE Homebuilders Index Fund	0.35%

FocusShares ISE SINdex Fund	0.60%

FocusShares ISE-CCM Homeland Security Index Fund	0.60%

FocusShares ISE-REVERE Wal-Mart Supplier Index Fund	0.60%

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